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                       TRANSACT TECHNOLOGIES INCORPORATED
                                  Exhibit 11.1
                        Computation of Earnings Per Share
                                   (unaudited)

                                                          THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                     SEPTEMBER 23,    September 25,    SEPTEMBER 23,   September 25,
(In thousands, except per share data)                    2000              1999            2000             1999
                                                         ----              ----            ----             ----
   Net income (loss)                                 $    290         $     837        $   (196)       $     704
   Dividends and accretion on preferred stock             (90)                -            (230)               -
                                                     --------         ---------        --------        ---------
   Net income (loss) available to common
     shareholders                                    $    200         $     837        $   (426)       $     704
                                                     ========         =========        ========        =========
   Shares:
     Basic - Weighted average common shares
       outstanding                                      5,512             5,559           5,496           5,565
     Dilutive effect of outstanding options and
       warrants as determined by the treasury
       stock method                                         -                97               -              24
                                                     --------         ---------        --------        ---------
     Dilutive - Weighted average common and
       common equivalent shares outstanding             5,512             5,656           5,496           5,589
                                                     ========         =========        ========        =========
   Net income (loss) per common and
   common equivalent share:
       Basic                                         $   0.04          $   0.15        $  (0.08)        $  0.13
                                                     ========         =========        ========        =========
       Diluted                                           0.04              0.15           (0.08)           0.13
                                                     ========         =========        ========        =========

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